EXCHANGE AND TRANSFER AGREEMENT

THIS EXCHANGE AND TRANSFER AGREEMENT (this “Agreement”) is made and entered into this 30th day of November, 2016 (the “Signing Date”), between and among Viascan Group, Inc., a Canadian corporation (“VGI”) and Quest Solution, Inc., a Delaware corporation (the “Company”), and Quest Exchange Ltd., a Canadian corporation and the Company’s controlled subsidiary (“QEI”, and together with the Company, the “Company Parties”). VGI and the Company Parties are each a “Party” and are collectively, the “Parties.”

WHEREAS, VGI is the current owner of: 5,200,000 shares of Series A preferred stock of QEI (the “A Shares”), one (1) share of series B preferred stock of the Company (the “B Share”), and 1,049,250 shares of Series C preferred stock of the Company (the “C Shares”, and together with the A Shares and the B Share, the “Equity Interests”); and

WHEREAS, QEI is the current owner of 57,590 shares of common stock of Quest Solution Canada, Inc. (f/k/a ViaScanQdata Inc.), a Canadian corporation (“QSC”)(the “QSC Shares”); and

WHEREAS, the Company Parties and VGI desire to exchange the Equity Interests for the QSC Shares, and, in connection therewith, QEI shall cancel the A Shares, and the Company shall redeem the B Share and C Shares from VGI, all under the terms set forth in this Agreement.

NOW, THEREFORE, for $1.00 and other good and valuable consideration (including the agreements and covenants set forth herein), the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Exchange and Transfer of Equity Interests and Additional Agreements.

(a)       Equity Transfers. The following transfers shall be effective as of the Closing Date:

(i)       VGI hereby sells, transfers and conveys to QEI, and QEI hereby redeems and repurchases from VGI, the A Shares (including any related dividend rights).

(ii)       VGI hereby sells, transfers and conveys to the Company, and the Company hereby redeems and repurchases from VGI, the B Share and C Shares (including any related dividend rights).

(iii)       QEI hereby sells, transfers and conveys to VGI, and VGI hereby repurchases from QEI, the QSC Shares (including any related dividend rights).

(b)       Additional Agreements and Covenants. In connection with the foregoing exchange, the Parties further covenant and agree as follows:

(i)       VGI shall (and/or, after Closing shall cause QSC to (as the case may be)):

(A)       On the Signing Date (and at the Closing), reimburse the Company, in cash or other immediately available funds in $USD (without interest), for all Intercompany Advances. For purposes of this section, the term “Intercompany Advances” means all advances made by the Company to or for the benefit of QSC from September 10, 2016, through the Signing Date, as reasonably (I) calculated and determined by the Company, and (II) confirmed by VGI, in accordance with past practice.

(B)       Pay the Company the sum of $600,000 USD in cash or other immediately available funds, with $150,000 payable on the Signing Date (the “Closing Payment”) and the remaining $450,000 payable in two (2) installments (without interest), with the first installment of $300,000 payable on the one (1) month anniversary of the Signing Date, and the second installment of $150,000 due and payable on the two (2) month anniversary of the Signing Date.

(C)       Pay the Company a payment of $170,000 USD in cash or other immediately available funds on the five (5) month anniversary of the Signing Date.

(D)       At and as of the Closing, assume liability for the following debts and claims (all of which have arisen, directly or in directly, out of the operations of QSC and/or VGI): (I) all sums due to Jeffrey Lem, The Lem Family Trust, and the 2010 Lem Family Trust pursuant to that certain share purchase agreement dated February 2015, as amended; (II) all sums due to UPM (est. $180,000); and (III) all sums due to Avery Dennison Canada Corporation or its assigns pursuant to that certain C$1,598,422.72 Commercial Promissory Note executed by the Company and QSC (collectively, the “Assumed Debts”).

(E)       At and as of the Closing, deliver to the Company: (I) original executed copies of the resignations, general releases, and/or post-Closing QSC employment obligation assumption attached hereto as Exhibit 1(b)(i)-E1 through Exhibit 1(b)(i)-E5, as signed by the former employees of the Company listed thereon and QSC (the “Employee Releases”); and (II) original duly executed stock powers in the form of stock power attached hereto as Exhibit 1(b)(i)-E6 through Exhibit 1(b)(i)-E8, accompanied by the stock certificates referred to thereon and signed by the former employees of the Company listed thereon (the “Employee Stock Powers”).

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(F)       At and as of the Closing, transfer all right, title and interest in the QSC printing press located in Garden Grove, California, to the Company, free of all liens, claims or encumbrances (the “Garden Grove Press”).

(G)       At and as of the Closing, deliver an original, executed copy of the Company’s Series C preferred stock redemption agreement attached hereto as Exhibit 1(b)(i)-G, as executed by Mr. Danis Kurdi and 3587967 Canada, Inc. (the “Related Redemption Agreement”).

(H)       In the event of a proposed Change of Structure (as defined below) of VGI or QSC at any time during the seven (7) year period following the Closing Date, both:

(I)       First, provide the Company with a right of first refusal to match any bona fide Change of Structure transaction offer received by VGI or QSC (as the case may be) that such Party desires to accept (each, an “Offer”), as follows: Each time the Party receives an Offer, the VGI shall, within five (5) business days thereafter, provide written notice to the Company specifying the financial and other pertinent terms of the Offer and any other information reasonably requested by the Company (the “Offer Notice”). Upon receipt of the Offer Notice, the Company shall then have the right to match the terms of the Offer by delivery of a written notice to VGI (the “ROFR Exercise Notice”) within thirty (30) days thereafter. In the event that the Company delivers the ROFR Exercise Notice, then the Company and other applicable transaction parties shall proceed to consummate and close the Offer under the material terms set forth in the Offer Notice. In the event the Company does not deliver the ROFR Exercise Notice by the end of the thirty (30) business day period, then (a) this shall constitute a waiver of its right of first refusal under this section with respect to the current Offer, but shall not affect their respective rights with respect to any future Offer, and (b) VGI or QSC (as the case may be) shall be free to pursue the current Offer, subject to subsection (II) below.

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(II) Next, if the Company does not deliver a ROFR Exercise Notice and VGI or QSC proceeds to close the current Offer with a 3rd party, pay to the Company (or its designee), a sum equal to the lesser of (I) $2,300,000 USD, or (II) fifteen percent (15%) of the Net Proceeds (as defined below) arising from the Change of Structure attributable to QSC, not to exceed an aggregate $2,300,000 USD. The said amount shall be payable in cash in the same proportion that the cash received by VGI and/or QSC upon closing of the Change of Structure transaction on the total consideration paid by the third party. Notwithstanding the generality of the foregoing, a minimum of twenty-five percent (25%) of the amount due to the Company according to this section must be paid in cash to the Company at the closing of the Change of Structure transaction, with the balance either (a) paid to the Company upon VGI and/or QSC monetizing the non-cash consideration and in the same proportion as described above, or (b) distributed to the Company in the same form as received by VGI and/or QSC (as determined by the Company in its sole discretion).

As used in this section, “Change of Structure” means (a) the sale of all or substantially all of the assets of VGI or QSC, whether in a single transaction or in a series of transactions, (b) the sale by one or more stockholders of VGI or QSC, in a single transaction or in a series of transactions occurring within any single 12 month period, of more than 50% of the issued and outstanding capital stock of VGI or QSC (as the case may be) to any unaffiliated individual, corporation, trust or other entity, (c) a merger, reorganization, exchange of stock or other securities, or other business combination between VGI or QSC and another corporation, trust or other business entity which results in either the then-current stockholders of VGI owning less than a majority of the total issued and outstanding capital stock of the surviving entity, or the then-current stockholders of QSC owning less than a majority of the total issued and outstanding capital stock of the surviving entity, or (d) the sale of any material asset(s) or line(s) of business of QSC outside the ordinary course of business, but specifically excludes (1) any stock transaction between Danis Kurdi and Gilles Gaudreault, (2) any stock transaction between VGI and QSC, (3) any stock transaction between any of the persons identified in clause (1) and (2) and any affiliated person(s) and/or corporation(s), or (4) any sale of assets of QSC’s “ribbons division,” including, but not limited to, the equipment required for production, the primary resources and inventory related to the ribbons division, generating less than one million dollars ($1,000,000 USD) in Net Proceeds (and with all amounts received in excess of $1,000,000 subject to distribution as provided herein).

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Further, as used in this section, “Net Proceeds” means:

-       in the case of asset(s) or line(s) of business as contemplated in paragraphs (a) or (d) hereinabove, the gross proceeds payable (be it cash, the then-current present/fair market value of deferred/earn-out payments, securities, assumption of debt, or any other consideration or combination thereof) upon the Change of Structure, reduced by any debt or other liability directly associated to such asset(s) or line(s) of business, or

-       in the case of any other transaction contemplated by paragraph (b) or (c) hereinabove, the gross proceeds payable (be it cash, the then-current present/fair market value of deferred/earn-out payments, securities, assumption of debt, or any other consideration or combination thereof) upon the Change of Structure, net of any costs and expenses reasonably incurred by VGI or QSC in connection with the transaction, attributable to QSC, its subsidiaries, or any of such parties’ assets (including goodwill), as determined by agreement of the Parties acting in good faith, or in absence of such agreement within ten (10) business days preceding the closing of the Change of Structure, as determined by an independent, certified valuation firm (the “Firm”). The Firm shall be selected by agreement of the Parties within ten (10) business days, or, in absence of such agreement, each of VGI and the Company shall select their own Firm, and the Net Proceeds shall then be determined by taking the average of the Net Proceeds calculation determined by each Party’s Firm. If VGI and the Company agree upon a Firm as set forth above, then the parties shall equally share all costs and expenses of the Firm. If VGI and the Company obtain separate Firms, each Party shall pay their respective Firm’s costs and expenses. VGI and QSC covenant and agree, for themselves and on behalf of their shareholders, that all Change of Structure proceeds shall be held undistributed, in trust, until the determination of Net Proceeds, and simultaneously released to the Parties in the manner set forth above promptly thereafter.

(ii)       The Company shall:

(A)       For a period of ninety (90) days after Closing, maintain email and website server access for QSC, and reasonably assist (at no expense to the Company) with the transition of the same to a provider selected by QSC.

(B)       At and as of the Closing, deliver original executed resignations of any executive officers or directors of QSC selected by VGI (in form and substance satisfactory to the Company) (the “QSC Resignations”).

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(C)       At and as of the Closing, and after giving effect to the various transactions and exchange referenced herein, forgive the balance of all intercompany loans due to the Company from QSC or VGI.

(D)       Both maintain in full force and effect a reasonably prudent level of directors and officers liability insurance coverage for Mr. Gilles Gaudreault for a period of not less than three (3) years after Closing, and also indemnify Mr. Gaudreault for his actions as an officer and/or director of the Company in accordance with the indemnity requirements set forth in the Company’s bylaws and Delaware law.

(iii)        At and as of the Closing, each of the Company and QSC (or VGI on its behalf) shall enter into a post-closing agreement with ScanSource, Inc., which agreement (including all related/ancillary documentation) shall relieve the each party from any and all liability (and all liens) from any amount owing to ScanSource from the other party prior to or after the Closing Date (the “ScanScoure Agreement”).

(iv)       At and as of the Closing, each of the Company and VGI shall enter into separate agreements with Mr. Joey Trombino, allocating Mr. Trombino’s time between the Parties as follows: 75% Company, 25% VGI/QSC (the “Trombino Agreements”).

(v)        Attached hereto as Exhibit 1(b)-(v) is QSC’s pro forma balance sheet as of September 30, 2016 (the “Interim Balance Sheet”). Within fifteen (15) days of the Signing Date, the Parties shall work together in good faith to prepare and agree upon a balance sheet for QSC as of the Closing Date (but before giving effect to any of the transactions referenced in this Agreement) and using the same methodologies and accounting principles that were used in the preparation of the Interim Balance Sheet (the “Final Balance Sheet”). To the extent the Final Balance Sheet reveals an increase in QSC’s Net Assets from the Interim Balance Sheet, VGI shall tender within thirty (30) days thereafter to the Company, in cash or other immediately available funds (in $USD), the amount of such increase. To the extent the Final Balance Sheet reveals a decrease in QSC’s Net Assets from the Interim Balance Sheet, the amount of such decrease shall be deducted from the 2nd payment installment to be delivered to the Company in accordance with Section 1(b)(i)(B), above. For purposes of this section, the term “Net Assets” QSC’s Total Assets, minus its Total Liabilities, plus Net Interco, each as set forth on the applicable QSC Interim or Final Balance Sheet. In the event the Parties are unable to agree on the Final Balance Sheet, all disputes shall be fully and finally determined by Mr. Joey Trombino, acting reasonably and in good faith.

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(vi)       From and after the Closing, each of the Parties shall keep all its rights in names, trademarks and other such intellectual property; provided, however, that the Company hereby grants the QSC an exclusive, limited license to use, solely in Canada, the name “Quest Solution Canada” and the mark “QSC,” until one hundred and twenty days after the Signing Date. On or prior to the one hundred and twenty day anniversary of the Signing Date, QSC shall change its corporate name with all regulatory authorities and cease and desist from use of any name containing the words “Quest,” “Solution,” “QSC,” or any combination and/or derivation thereof.

2.       Closing.

(a)        Time, Date and Place of Closings. The deliveries contemplated by this Agreement are to be made upon the parties’ execution and delivery of this Agreement on the Signing Date, but, for all purposes, shall be effective as of 11:59 PM on September 30, 2016 (the “Closing” or “Closing Date”).

(b)        Events Comprising the Closing. The Closing shall not be deemed to have occurred unless and until all documents referenced herein shall have been delivered, and none of these items shall have been delivered unless and until all of them have been delivered (or the delivery thereof has been waived by the receiving Party).

(c)       Deliveries at the Closing. The Closing shall be subject to delivery of the following items by each of the Parties:

(i)       From VGI and/or QSC (as the case may be) to the Company:

(A)       Certificates representing the Equity Interests, duly endorsed in blank for transfer or accompanied by a duly executed stock power in the form of stock power attached hereto as Exhibit 2(c)(i)-(A) through Exhibit 2(c)(i)-(C).

(B)       Immediately available funds equal to the Intercompany Advances and Closing Payment.

(C)       The Employee Releases and Employee Stock Powers.

(D)       The Related Redemption Agreement.

(E)       Copies of the releases and/or acknowledgements of assumption and transfer related to the Assumed Debts.

(F)       An original executed bill of sale for the Garden Grove Press in the form attached hereto as Exhibit 2(c)(i)-(F).

(G)       A copy of its Trombino Agreement.

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(H)       A duly executed copy of the ScanSource Agreement.

(I)       An original certificate of the President of VGI certifying as to (I) the resolutions of the board of directors and shareholders of VGI, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (II) the names and signatures of the officers of VGI authorized to sign this Agreement and the documents to be delivered hereunder

(J)       Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company, as may be required to give effect to this Agreement.

(ii)       From the Company Parties to VGI:

(A)       A Certificate representing the QSC Shares, duly endorsed in blank for transfer or accompanied by a duly executed stock power in the form of stock power attached hereto as Exhibit 3(c)(ii)-(A).

(B)       The QSC Resignations.

(C)       An original signed counterpart to the Related Redemption Agreement.

(D)       A copy of its Trombino Agreement.

(E)       A duly executed copy of the ScanSource Agreement.

(F)       An original certificate of the President of each of the Company and QEI certifying as to (I) the resolutions of the board of directors of the Company and QEI, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (II) the names and signatures of the officers of the Company and QEI authorized to sign this Agreement and the documents to be delivered hereunder.

(G)       Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company, as may be required to give effect to this Agreement.

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3.       Representations and Warranties of VGI. VGI hereby represents and warrants to the Company Parties as follows:

(a)       VGI has good, valid and marketable title to the Equity Interests, free and clear of all liens, claims and encumbrances, with full legal right and power to transfer and convey absolute ownership of the Equity Interests to the Company Parties in accordance with Section 1(a) hereof, and upon execution and delivery of this Agreement, each of the respective Company Parties will obtain good, valid and marketable title to the Equity Interests free and clear of all liens, claims and encumbrances whatsoever. The Equity Interests constitute all of the ownership interest in the Company, QEI, or any of their subsidiaries legally or beneficially owned or held by VGI. VGI has no equity interest in Company or QEI other than the Equity Interests and has no rights by contract, option or otherwise to acquire any equity or economic interest or to exercise any governance rights with respect to the Company or QEI.

(b)       VGI has full power and authority to enter into this Agreement and this Agreement constitutes a valid and binding agreement of VGI enforceable against VGI in accordance with its terms.

(c)       The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the terms and conditions hereof do not and will not with the passing of time or giving of notice (i) violate any provision of any law, judicial or administrative order, award, judgment or decree applicable to VGI or the Equity Interests or (ii) conflict with, result in a breach of, or right to cancel, or constitute a default under any agreement or instrument to which VGI is a party, by which VGI is bound or to which VGI or the Equity Interests are subject.

(d)       VGI has reviewed with its own legal and tax advisors the Canadian and United States federal, state, local, and/or provincial tax consequences of the transactions contemplated by this Agreement. VGI relies solely on such advisors and not on any statements or representations of the Company, the Company’s counsel and any of the Company’s agents. VGI understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(e)       To the best knowledge of VGI, no representation or warranty made by VGI in this Agreement or pursuant hereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect. There is no fact that has not been disclosed to the Company Parties in this Agreement or otherwise in writing, that, so far as VGI can reasonably foresee, will have a material adverse effect on the Company Parties.

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4.       Representations and Warranties of the Company and QEI. The Company Parties represent and warrant to VGI as follows:

(a)       QEI has good, valid and marketable title to the QSC Shares, free and clear of all liens, claims and encumbrances, with full legal right and power to transfer and convey absolute ownership of the QSC Shares to VGI and upon execution and delivery of this Agreement, VGI will obtain good, valid and marketable title to the QSC Shares free and clear of all liens, claims and encumbrances whatsoever. The QSC Shares constitute all of the ownership interest in QSC legally or beneficially owned or held by QEI or the Company. Neither of the Company Parties has an equity interest in QSC other than the QSC Shares, and, except as expressly set forth in this Agreement, has no rights by contract, option or otherwise to acquire any equity or economic interest or to exercise any governance rights with respect to QSC.

(b)       Each of the Company Parties has full power and authority to enter into this Agreement and this Agreement constitutes a valid and binding agreement of the Company Parties, enforceable against each Party in accordance with its terms.

(c)       The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the terms and conditions hereof do not and will not with the passing of time or giving of notice (i) violate any provision of any law, judicial or administrative order, award, judgment or decree applicable to the Company Parties or the QSC Shares or (ii) conflict with, result in a breach of, or right to cancel, or constitute a default under any agreement or instrument to which either of the Company Parties is a party, by which either Party is bound or to which either Party or the QSC Shares are subject.

(d)       The Company Parties have reviewed with their own legal and tax advisors the Canadian and United States tax consequences of the transactions contemplated by this Agreement. The Company Parties are relying solely on such advisors and not on any statements or representations of VGI, VGI’s counsel and/or any of VGI’s agents. The Company Parties understand that they (and not VGI) shall be responsible for each party’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

5.       Agreement Not to Solicit Customers.

(a)       VGI covenants and agrees that in further consideration of the exchange and transfer of the Equity Interests, VGI will not, and, after the Closing, QSC will not, directly or indirectly, on VGI’s or QSC’s own behalf, or on behalf of any other person or entity, solicit, contact, call upon, communicate with or attempt to communicate with any Company Customer or Company Prospect or any representative of any Company Customer or Company Prospect, with a view to sale or providing of any deliverable or service in the United States that is competitive or potentially competitive with any deliverable or service sold or provided by the Company, from the Closing Date through the six (6) month period thereafter (the “Non-Solicitation Period”). “Company Customer” shall mean any person or entity under contract with the Company to receive the Company’s products and/or services at any time during the twelve (12) month period prior to the Closing Date through the Non-Solicitation Period. “Company Prospect” shall mean any person or entity that the Company had material contact with at any time during the twelve (12) month period prior to the Closing Date and throughout the Non-Solicitation Period, for the purpose of marketing and/or selling the Company’s products to such person or entity.

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(b)       The Company Parties covenant and agree that in further consideration of the exchange and transfer of the QSC Shares, the Company Parties will not, directly or indirectly, on either Party’s own behalf, or on behalf of any other person or entity, solicit, contact, call upon, communicate with or attempt to communicate with any QSC Customer or QSC Prospect or any representative of any QSC Customer or QSC Prospect, with a view to sale or providing of any deliverable or service in Canada that is competitive or potentially competitive with any deliverable or service sold or provided by QSC, from the Closing Date at any time during the Non-Solicitation Period. “QSC Customer” shall mean any person or entity under contract with QSC to receive the QSC’s products and/or services at any time during the twelve (12) month period prior to the Closing Date through the Non-Solicitation Period. “QSC Prospect” shall mean any person or entity that QSC had material contact with at any time during the twelve (12) month period prior to the Closing Date and throughout the Non-Solicitation Period, for the purpose of marketing and/or selling QSC’s products to such person or entity.

6.       Agreement Not to Solicit Employees and Contractors.

(a)       Subject to the Trombino Agreements, VGI covenants and agrees that that in further consideration of the exchange and transfer of the Equity Interests, VGI will not, and, after the Closing, QSC will not, directly or indirectly, on VGI’s or QSC’s own behalf, or on behalf of any other person or entity, (i) induce or attempt to induce any Company Employee from ceasing to serve as an employee, contractor or agent of the Company, or (ii) solicit any Company Employee to work with/for VGI or any other company during the Non-Solicitation Period. “Company Employee” as used herein means any person, who is serving as an employee, contractor, or agent for the Company at any time during the Non-Solicitation Period.

(b)       Subject to the Trombino Agreements, the Company Parties covenant and agree that that in further consideration of the exchange and transfer of the QSC Shares, the Company Parties not, directly or indirectly, on either Party’s own behalf, or on behalf of any other person or entity, (i) induce or attempt to induce any QSC Employee from ceasing to serve as an employee, contractor or agent of the QSC, or (ii) solicit any QSC Employee to work with/for either of the Company Parties or any other company during the Non-Solicitation Period. “QSC Employee” as used herein means any person, who is serving as an employee, contractor, or agent for QSC at any time during the Non-Solicitation Period.

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7.       Proprietary Information.

(a)       Each of VGI and the Company Parties acknowledges that it has had access to Trade Secrets and Confidential Information (each as defined below) of the other Party. Each Party acknowledges and agrees that such Trade Secrets and Confidential Information are the sole and exclusive property of the disclosing Party (or a third party providing such information to the disclosing Party) (collectively, the “Disclosing Party”), and that the Disclosing Party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property rights thereto. Each Party receiving Trade Secrets or Confidential Information (the “Receiving Party”) acknowledges and agrees that the disclosure of the Disclosing Party’s Trade Secrets and Confidential Information to the Receiving Party does not confer upon the Receiving Party any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information. The Receiving Party agrees to hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, any Trade Secrets or Confidential Information or any portion thereof, except (i) with the prior written consent of the Disclosing Party; or (ii) otherwise in connection with and in furtherance of the legitimate business interests of the Disclosing Party.

(b)       The Receiving Party agrees that its obligations under this Agreement shall apply (i) with regard to the Trade Secrets, for so long as such information shall remain a trade secret under applicable law, and (ii) with regard to Confidential Information, for a period from the Closing Date through three (3) years after the Closing Date. As used herein, “Trade Secrets” means information of the Disclosing Party, its affiliates, its licensors, suppliers, customers, or prospective licensors or customers that is a trade secret under the law. As used herein, “Confidential Information” means information, other than Trade Secrets, that is of value to the Disclosing Party and is treated as confidential, including, but not limited to, future business plans and strategies, information regarding the Disclosing Party’s ownership, employees, hiring practices, and/or staffing supply fulfillment, and the terms and conditions of this Agreement, to the extent not otherwise considered Trade Secrets.

(c)       Notwithstanding anything herein to the contrary, the Receiving Party shall not be restricted from disclosing or using Trade Secrets or Confidential Information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Receiving Party or its agents or representatives; (ii) becomes available to the Receiving party in a manner that is not in contravention of applicable law from a source (other than the Disclosing Party or its affiliates, managers, members, officers, employees, agents or representatives) that is not bound by a confidential relationship with the Disclosing Party or by a confidentiality or other similar agreement; (iii) was known to the Receiving Party on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Receiving Party by the Disclosing Party or its managers, members, officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or other legal process, the Receiving Party shall provide the Disclosing Party with prompt notice of such requirement so that the Disclosing Party may seek an appropriate protective order prior to any such required disclosure by the Receiving Party.

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8.       Indemnity and Equitable Remedies.

(a)       Each of VGI and the Company Parties agrees to indemnify and hold the other party and its subsidiaries and affiliates (including, with respect to VGI, QSC) harmless from any third party loss, liability, cost or expense (including reasonable expenses of investigation and reasonable attorneys’ fees) arising out of any breach of this Agreement by such other party.

(b)       VGI further agrees to indemnify and hold the Company Parties and each of their respective subsidiaries and affiliates harmless from any third party loss, liability, cost or expense (including reasonable expenses of investigation and reasonable attorneys’ fees) arising out of or related to the operations of QSC after the Closing Date.

(c)       The Company Parties further agree to indemnify and hold VGI and QSC and each of their respective subsidiaries and affiliates harmless from any third party loss, liability, cost or expense (including reasonable expenses of investigation and reasonable attorneys’ fees) arising out of or related to the operations of QSI after the Closing Date.

(d)       In addition to the other remedies set forth herein, if a Party breaches or violates any of the covenants or terms of Section 1(b)(iv), 5, 6, or 7 of this Agreement, the non-breaching Party shall have the right, without notice to any other Party, to seek and obtain, without the need of bond, a writ of injunction against the breaching Party restraining the breaching Party from violating any such covenant or term, such notice being hereby expressly waived by the breaching Party. Additionally, the non-breaching Party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision and/or to obtain any other relief or any combination of the foregoing that the non-breaching Party may elect to pursue. In the event the non-breaching Party prevails in any such proceeding, the breaching Party will pay all costs incurred by the non-breaching Party in enforcing or attempting to enforce the terms of this Agreement, including without limitation the securing of an injunction hereunder, including a reasonable attorney’s fee. The non-breaching Party’s rights and remedies provided for herein are cumulative and not alternative and are in addition to any and all remedies otherwise available at law or equity.

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9.       Notices. Whenever notice is required to be given to any Party pursuant to the terms of this Agreement it shall not be construed to mean exclusively personal notice unless otherwise specifically provided, but such notice may be given in writing, by electronic mail, by mail, addressed to any Party at the address below, with postage thereon prepaid. Any such notice shall be deemed to have been given at the time it is deposited in the United States or Canadian mail. Notice to a Party may also be given personally, by facsimile to the number below, or electronically via email sent to the address below, such notice shall be deemed to have been given at the time it is sent.

If to VGI or QSC, to:

Gilles Gaudreault

8102 rte Transcanadienne

Ville St-Laurent, (Quebec)

J3X 2A7, Canada

E-mail: ggaudreault@questsolution.com

Fax: 514-956-0326

If to either of the Company Parties, to:

860 Conger Street

Eugene, Oregon 97402

USA

E-Mail: tmiller@questsolution.com

Fax: 425-274-0949

A Party may change its address by delivering written notice in accordance with this section.

10.       Public Announcements. Except as may be required by law, none of the Parties shall engage in, encourage or support any publicity or disclosure of any kind or form in connection with this Agreement or the transactions contemplated, whether to the financial community, governmental agencies or the public generally, unless the parties hereto mutually agree in advance on the form, timing and contents of any such publicity, announcement or disclosure. Notwithstanding the foregoing, the Company may file disclosure documents pertaining to this Agreement and the transactions contemplated hereunder at any time after the date hereof.

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11.       Expenses. Each Party will bear its own expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby.

12.       Brokers’ or Finders’ Fees. Each Party will indemnify and hold the other harmless from any claim for brokers’ or finders’ fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by such Party.

13.       General Release. For good and valuable consideration and as part of, and in connection with this Agreement, effective as of the Closing:

(a)       The Company Parties, for themselves and on behalf of their shareholders, former shareholders, directors, officers, employees and affiliates (collectively, the “Company Group”), hereby waive, discharge and release VGI, QSC, and each of their employees, officers, shareholders, former shareholders, directors, and affiliates (collectively, the “VGI Released Parties”) from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or unknown (collectively, “Claims”), for relief of any nature at law or in equity, which any of the Company Group now has, owns or holds, or claims to have, own or hold, or which such party at any time heretofore had, owned or held, or claimed to have, own or hold against any of the VGI Released Parties from the beginning of time through the Closing. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, provided that this release shall not apply to any of the VGI Released Parties’ obligations set forth in this Agreement

(b)       VGI, for itself and on behalf of the VGI Released Parties, hereby waives, discharges and releases the Company Group from any and all Claims for relief of any nature at law or in equity, which any of the VGI Released Parties now has, owns or holds, or claims to have, own or hold, or which such party at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Company Group from the beginning of time through the Closing. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, provided that this release shall not apply to any of the Company Parties’ obligations set forth in this Agreement.

14.       Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the Parties agree that the scope of this Agreement is intended to extend to each Party the maximum protection permitted by law.

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15.       Non-Waiver. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

16.       Governing Law; Disputes.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (excluding any conflict of laws, rule or principle which might refer such construction to the laws of another jurisdiction) and shall be treated in all respects as a Delaware contract.

(b)       The Parties irrevocably attorn to the non-exclusive jurisdiction of the state and federal courts of Delaware with respect to any matter arising hereunder or related thereto, provided that each Party agrees that any dispute between such Parties relating to this Agreement will first be submitted in a written notice to the designated senior executives of the Parties who will meet in an effort to resolve such dispute. In the event the executives are unable to resolve the dispute within thirty (30) days of receipt of such notice, any aggrieved Party may file suit or, if all Parties agree, submit the dispute to binding arbitration.

17.       Miscellaneous. The covenants, representations and warranties contained in this Agreement shall survive the Closing. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and the documents referenced herein constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written and oral agreements and understandings between the Parties with respect to the subject matter, including the Letter of Intent between the Parties dated September 15, 2016. This Agreement may not be amended except by a written agreement executed by each Party. Each party has participated in the negotiation of this Agreement and the other documents referenced herein and has had the opportunity to have the Agreement and such other documents reviewed by their legal counsel. This Agreement and such other documents shall not be strictly construed against any Party. This Agreement is binding on the successors and assigns of each of the Parties.

18.       Further Actions. Each Party shall execute such documents and take such action as may be reasonably requested by the other Party to carry out the provisions and purposes of this Agreement.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed and delivered this Agreement as of the Closing Date.

VIASCAN GROUP, INC.

By:	/s/ Gilles Gaudreault
Name:	Gilles Gaudreault
Title:	secretary

QUEST SOLUTION, INC.

By:	/s/ Thomas O. Miller
Name:	Thomas O. Miller
Title:	CEO

QUEST EXCHANGE, INC.

By:	/s/ Thomas O. Miller
Name:	Thomas O. Miller
Title:	President

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